PURCHASE AGREEMENT

The Tocqueville Trust (the “Trust”), a Massachusetts business trust, on behalf of The Tocqueville Alternative Strategies Fund (the “Alternative Strategies Fund”), and Tocqueville Securities L.P. (“TS”), hereby agree with each other as follows:

1.
The Trust hereby offers TS and TS hereby purchases one share of the Alternative Strategies Fund at $25.00 per share.  The Trust hereby acknowledges receipt from TS of funds in the total amount of $25.00 in full payment for the share.

2.	TS represents and warrants to the Trust that the share is being acquired for investment purposes and not with a view to the distribution thereof.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 9th day of June, 2014.

THE TOCQUEVILLE TRUST, on behalf of The Tocqueville Alternative Strategies Fund By: /s/ Robert W. Kleinschmidt Name: Robert W. Kleinschmidt Title: President
TOCQUEVILLE SECURITIES L.P. By: /s/ Robert J. Kramer Name: Robert J. Kramer Title: Chief Operating Officer